EXHIBIT 99.1
General Growth Properties, Inc. Announces
Court Approval of DIP Financing
Chicago, Illinois, May 13, 2009—GENERAL GROWTH PROPERTIES, INC. (the “Company”) today announced that it and certain debtor subsidiaries (the “Debtors”) have received approval from the United States Bankruptcy Court for the Southern District of New York of a $400 million debtor-in-possession financing (the “DIP Financing”) from a group of pre-petition unsecured creditors of certain of the Debtors, subject to entry of the final Bankruptcy court order, which is expected to occur tomorrow. The DIP Financing is currently expected to close on Friday, May 15, 2009.
The DIP Financing will be used to refinance certain pre-petition secured indebtedness and provide additional liquidity to the Debtors during the Chapter 11 process.
As previously announced, the Debtors filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on April 16 and April 22, 2009. The Chapter 11 cases are being jointly administered under case number 09-11977 (ALG). The Company has also received final bankruptcy court approval of motions generally designed to permit continued normal operations and covering, among other things, employee obligations, critical service providers, tax matters and insurance matters. The motions covering tenant obligations, cash management and cash collateral also have been approved, subject to entry of the final Bankruptcy court orders, which is also expected to occur tomorrow. All day-to-day operations and business of all of the Company’s shopping centers and other properties will continue as usual.
Additional information about the restructuring is available on the Company’s website www.ggp.com, the claims agent’s website http://www.kccllc.net/GeneralGrowth or via the Company’s restructuring information line at (888) 830-4665.
GGP Information/Website
The Company currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 44 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. Trading of the Company’s common stock on the New York Stock Exchange has been suspended. The Company’s common stock is trading in the pink sheets under the symbol GGWPQ.
Forward Looking Statements
This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the impact of our bankruptcy filing, our ability to refinance, extend or repay our near and intermediate term debt, our substantial level of indebtedness and interest rates, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage our strategic and financial review and our liquidity demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.
# # #
CONTACT: Jim Graham, Corporate Communications, (312) 960-2955